Exhibit 23.9
Consent of Morgan Stanley & Co. Limited
     We hereby consent to the use in Amendment No. 1 to the Registration Statement of Statoil ASA on Form F-4 and in the circular/prospectus of Statoil ASA and Norsk Hydro ASA, which is part of the Registration Statement, of our opinion dated March 13, 2007, appearing as Appendix B to such circular/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY — The Merger and the Merger Plan — Opinion of Statoil’s Financial Advisor; THE MERGER — Background of the Merger; Past Material Contacts with Norsk Hydro; THE MERGER — Recommendation of, and Factors Considered by, the Statoil Board; and THE MERGER — Opinion of Statoil’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LIMITED
By:	/s/ Kristian Skovmand
	Name:	Kristian Skovmand
	Title:	Executive Director

April 24, 2007